Exhibit 99.1

For Immediate Release
DARLING INTERNATIONAL ANNOUNCES
AMENDMENT OF ITS CREDIT AGREEMENT TO INCREASE
FLEXIBILITY FOR FUTURE INVESTMENTS IN THIRD PARTIES

October  9, 2008 – IRVING, TEXAS –  Darling International Inc. (NYSE: DAR) today announced that it has entered into an amendment to its credit agreement that provides it with increased flexibility to make future investments in third parties provided that it is in compliance with certain standard terms and conditions contained in the credit agreement.  Darling International Inc. Chairman and Chief Executive Officer Randall Stuewe said, “We are pleased to have received the amendment to our credit agreement, which increases our flexibility to pursue growth opportunities for the Company.”

As of October 8, 2008, the Company was in compliance with all of the covenants contained in its credit agreement and there were no outstanding borrowings under the revolving credit facility provided for in the credit agreement.  At June 28, 2008, the Company had $44.6 million of unrestricted cash and $41.25 million of long term debt outstanding.

Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats, meat and bone meal, and hides. These products are primarily sold to agricultural, leather, oleo-chemical and bio-diesel manufacturers around the world.  In addition, the Company provides grease trap collection services and sells equipment to restaurants. For additional information, visit the company’s Web site at www.darlingii.com.

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{This media release contains forward-looking statements regarding the business operations and prospects of Darling and industry factors affecting it. These statements are identified by words such as "may," "will,"  " begin, " " look forward, "  "expect," "believe," "intend," "anticipate," "should", "estimate," “continue," “momentum” and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including business and economic conditions in its existing markets, a decline in consumer confidence, the general performance of the U.S. economy and global demands for grain and oilseed commodities and biofuels that could cause actual results to differ materially from those projected in the forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission.  Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

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    FOR MORE INFORMATION CONTACT:
         John O. Muse, Executive Vice President of                                                                    251 O’Connor Ridge Blvd., Suite 300
              Finance and Administration, or                                                                                   Irving, Texas 75038
         Brad Phillips, Treasurer                                                                                                      Phone: 972-717-0300